Exhibit 99.1

FOR IMMEDIATE RELEASE
For More Information:
Ronald L. Thigpen	Andy Mus
Executive Vice President and COO	Senior Vice President
Southeastern Bank Financial Corp.	Marsh Communications LLC
706-481-1014	770-621-2700
Southeastern Bank Financial Corp. Reports
$2.9 Million Profit In The Third Quarter 2011
AUGUSTA, Ga., Oct. 28, 2011 — Southeastern Bank Financial Corp. (OTCBB:SBFC), the holding company for Georgia Bank & Trust Company of Augusta (GB&T) and Southern Bank & Trust of Aiken, S.C. (SB&T), today reported quarterly net income of $2.9 million, or $0.44 in diluted earnings per share, for the three months ended Sept. 30, 2011, compared to net income of $1.8 million, or $0.27 in diluted earnings per share, in the third quarter of 2010.
“We continued to perform well in the third quarter, growing income, earnings and our net interest margin from both the previous quarter and the prior year,” said R. Daniel Blanton, president and chief executive officer. “Our improved performance over the past year reflects a consistent focus on executing the basics of banking and high-quality customer service.”
At Sept. 30, 2011, total assets for the company were $1.6 billion, an increase of $2.3 million from Dec. 31, 2010. Loans outstanding at the end of the third quarter of 2011 were $862.3 million, compared to $886.9 million at Dec. 31, 2010. Total deposits at Sept. 30, 2011, were $1.4 billion, a slight decrease from Dec. 31, 2010. The company held $83.3 million in cash and cash equivalents at the end of the third quarter.
Net interest income for the third quarter of 2011 was $13.1 million, an increase of $1.3 million, or 11.0 percent, from the same period a year ago. Noninterest income for the third quarter of 2011 totaled $5.2 million, a decline from $6.5 million in the third quarter of 2010, resulting primarily from lower mortgage origination income and a reduction in investment gains. Noninterest expense in the third quarter of 2011 declined 3.4 percent to $10.6 million from a year ago, largely as a result of lower expenses related to personnel, losses on other real estate and general operations.

The company’s net interest margin was 3.51 percent at Sept. 30, 2011, compared to 3.44 percent at June 30, 2011, and 3.12 percent a year ago. Return on average assets (ROA) was 0.73 percent for the third quarter of 2011, an increase of 28 basis points from the same period a year ago, and return on average shareholders’ equity (ROE) was 10.34 percent, an increase of 329 basis points from the same period the previous year.
Nonperforming assets at Sept. 30, 2011, were 2.34 percent of total assets, compared to 2.29 percent at June 30, 2011, and 1.98 percent at Sept. 30, 2010. Net charge-offs for the third quarter of 2011 totaled 1.20 percent of average loans, compared to 0.85 percent in the second quarter of 2011, and 1.36 percent in the third quarter of 2010. The company held $7.9 million in other real estate owned (OREO) at Sept. 30, 2011, compared to $8.6 million at June 30, 2011, and $7.1 million at Sept. 30, 2010.
The provision for loan losses totaled $3.5 million for the third quarter of 2011, compared to $4.8 million in the same period a year ago. The allowance for loan losses at Sept. 30, 2011, was $29.3 million, or 3.50 percent of loans outstanding, compared to $28.4 million, or 3.25 percent of loans outstanding at June 30, 2011 and $25.5 million, or 2.87 percent, at Sept. 30, 2010.
For the nine months ended Sept. 30, 2011, the company reported net income of $8.0 million, or $1.20 in diluted earnings per share, compared to net income of $4.7 million, or $0.71 in diluted earnings per share, in the same period a year ago.
Net interest income for the first nine months of 2011 was $38.2 million, up 13.3 percent from $33.7 million in the comparable period in 2010. Noninterest income was $14.0 million for the first nine months of 2011, compared to $15.7 million for the same period in 2010. Noninterest expense for the first three quarters of 2011 totaled $30.5 million, compared to $31.0 million for the comparable period in 2010.

“The Company continues to be well positioned in the midst of a lackluster economy and limited loan demand in our markets” said Blanton. “Also, historic-low interest rates appear to be set for the near future, which is a constraint on banks’ ability to generate interest income. Under these ongoing conditions, we will continue to keep a tight rein on expenses as we look for other revenue opportunities.”
Mr. Blanton also announced that Georgia Bank & Trust Company had received approval from the Federal Deposit Insurance Corporation to merge the operations of Southern Bank & Trust into Georgia Bank & Trust Company. Southern Bank will continue to operate under the trade name of Southern Bank & Trust in South Carolina. It is anticipated this merger will be completed by December 31, 2011.
About Southeastern Bank Financial Corp.
Southeastern Bank Financial Corp. is the $1.6 billion-asset bank holding company of Georgia Bank & Trust Company of Augusta (GB&T) and Southern Bank & Trust (SB&T). GB&T is the largest locally owned and operated community bank in the Augusta metro market, with nine full-service Augusta-area offices and one limited service Loan Production Office in Athens, GA. SB&T is a state charted bank serving the Aiken County, S.C., market, with three full-service offices. The company also has mortgage operations in Augusta and Savannah. The banks focus primarily on real estate, commercial and consumer loans to individuals, small to medium-sized businesses and professionals, and also provide wealth management and trust services. The company’s common stock is publicly traded on the OTC Bulletin Board under the symbol SBFC. For more information, please visit the company’s Web site, www.georgiabankandtrust.com.

Safe Harbor Statement — Forward-Looking Statements
Statements made in this release by Southeastern Bank Financial Corporation (The Company) other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made based upon management’s belief as well as assumptions made by, and information currently available to, management pursuant to “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ materially from the results anticipated in forward-looking statements due to a variety of factors, including: unanticipated changes in the Bank’s local economy and in the national economy; governmental monetary and fiscal policies; deposit levels, loan demand, loan collateral values and securities portfolio values; difficulties in interest rate risk management; difficulties in operating in a variety of geographic areas; the effects of competition in the banking business; changes in governmental regulation relating to the banking industry, including regulations relating to branching and acquisitions; failure of assumptions underlying the establishment of reserves for loan losses, including the value of collateral underlying delinquent loans; and other factors. The Company cautions that such factors are not exclusive. The Company does not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of, the Company.
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SOUTHEASTERN BANK FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets

	September 30,
	2011 (Unaudited)	December 31, 2010
Assets

Cash and due from banks	$74,259,983	$42,304,774
Federal funds sold	—	—
Interest-bearing deposits in other banks	8,992,027	22,810,141

Cash and cash equivalents	83,252,010	65,114,915

Investment securities
Available-for-sale	596,935,681	586,301,633
Held-to-maturity, at cost (fair values of $0 and $310,753, respectively)	—	310,000

Loans held for sale	23,504,229	12,774,806

Loans	838,776,831	874,095,184
Less allowance for loan losses	29,338,641	26,656,672

Loans, net	809,438,190	847,438,512

Premises and equipment, net	28,050,482	29,415,853
Accrued interest receivable	6,158,856	6,382,121
Bank-owned life insurance	30,446,532	24,178,634
Restricted equity securities	5,277,400	5,706,900
Other real estate owned	7,858,521	7,750,552
Prepaid FDIC assessment	3,537,346	4,784,587
Deferred tax asset	11,926,132	14,594,554
Other assets	3,040,611	2,352,138

	$1,609,425,990	$1,607,105,205

Liabilities and Stockholders’ Equity

Deposits
Noninterest-bearing	$135,464,409	$120,138,486
Interest-bearing:
NOW accounts	330,319,128	356,266,740
Savings	478,583,376	409,583,995
Money management accounts	41,936,811	36,937,485
Time deposits over $100,000	290,300,374	346,721,403
Other time deposits	124,667,440	141,088,967

	1,401,271,538	1,410,737,076

Securities sold under repurchase agreements	540,189	817,574
Advances from Federal Home Loan Bank	52,000,000	60,000,000
Other borrowed funds	—	—
Accrued interest payable and other liabilities	17,268,373	12,646,021
Subordinated debentures	22,946,646	22,946,646

Total liabilities	1,494,026,746	1,507,147,317

Stockholders’ equity:
Preferred stock, no par value; 10,000,000 shares authorized; 0 shares outstanding in 2011 and 2010, respectively	—	—
Common stock, $3.00 par value; 10,000,000 shares authorized; 6,677,059 and 6,675,147 shares issued and outstanding in 2011 and 2010, respectively	20,031,177	20,025,441
Additional paid-in capital	62,729,216	62,617,358
Retained earnings	27,580,078	19,548,606
Treasury stock, at cost; 0 shares in 2011 and 2010, respectively	—	—
Accumulated other comprehensive income (loss), net	5,058,773	(2,233,517)

Total stockholders’ equity	115,399,244	99,957,888

	$1,609,425,990	$1,607,105,205

SOUTHEASTERN BANK FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Interest income:
Loans, including fees	$12,635,856	$13,611,252	$38,090,629	$40,470,959
Investment securities	4,450,114	4,168,836	13,279,868	11,543,369
Federal funds sold	—	2,319	—	9,201
Interest-bearing deposits in other banks	34,606	111,635	119,816	293,802

Total interest income	17,120,576	17,894,042	51,490,313	52,317,331

Interest expense:
Deposits	3,393,704	5,186,817	11,315,878	15,872,983
Securities sold under repurchase agreements	1,214	1,642	4,488	17,499
Other borrowings	637,019	912,178	2,014,416	2,757,300

Total interest expense	4,031,937	6,100,637	13,334,782	18,647,782

Net interest income	13,088,639	11,793,405	38,155,531	33,669,549

Provision for loan losses	3,534,567	4,759,111	10,198,085	11,841,246

Net interest income after provision for loan losses	9,554,072	7,034,294	27,957,446	21,828,303

Noninterest income:
Service charges and fees on deposits	1,729,312	1,801,943	5,057,149	5,145,149
Gain on sales of loans	2,097,176	2,877,241	5,024,313	6,452,542
Gain (loss) on sale of fixed assets	—	(656)	16,659	26,368
Investment securities gains, net	250,514	775,171	368,737	937,115
Other-than-temporary loss
Total impairment loss	(64,711)	(96,258)	(191,618)	(96,258)
Less loss recognized in other comprehensive income	(24,072)	(258)	(89,494)	(258)

Net impairment loss recognized in earnings	(40,639)	(96,000)	(102,124)	(96,000)
Retail investment income	443,857	497,232	1,408,124	1,248,321
Trust service fees	284,120	276,161	849,358	852,725
Increase in cash surrender value of bank-owned life insurance	301,918	256,867	767,898	708,987
Miscellaneous income	169,452	149,055	573,518	466,319

Total noninterest income	5,235,710	6,537,014	13,963,632	15,741,526

Noninterest expense:
Salaries and other personnel expense	5,990,176	6,115,266	17,207,907	17,524,143
Occupancy expenses	1,088,207	1,131,918	3,314,824	3,469,021
Other real estate losses, net	572,243	706,993	1,033,212	1,035,480
Other operating expenses	2,971,831	3,029,455	8,904,176	8,948,699

Total noninterest expense	10,622,457	10,983,632	30,460,119	30,977,343

Income before income taxes	4,167,325	2,587,676	11,460,959	6,592,486

Income tax expense	1,242,912	752,584	3,429,487	1,882,099

Net income	$2,924,413	$1,835,092	$8,031,472	$4,710,387

Comprehensive income	$5,637,598	$2,379,687	$15,323,762	$10,311,375

Basic net income per share	$0.44	$0.27	$1.20	$0.71

Diluted net income per share	$0.44	$0.27	$1.20	$0.71

Weighted average common shares outstanding	6,677,059	6,674,465	6,676,463	6,673,912

Weighted average number of common and common equivalent shares outstanding	6,677,059	6,674,465	6,676,463	6,673,912